Exhibit 1.01

KVH Industries, Inc.

CONFLICT MINERALS REPORT

This Conflict Minerals Report of KVH Industries, Inc. (“KVH”, “we”, or “our”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2015 to December 31, 2015.

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”); (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated, or may have originated, in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”).

Section 1.  Product Review and Reasonable Country of Origin Inquiry

Section 1.1  Product Review

KVH conducted an analysis of its product lines and determined that Conflict Minerals are used in its system-level products and components.

Section 1.2  Reasonable Country of Origin Inquiry and Conclusion

KVH’s international supply chain is complex.  KVH is several layers removed from the smelters in its supply chain, making it difficult to trace the origin of any Conflict Minerals necessary to the functionality or production of its products.  Due to the breadth and complexity of our products and supply chain, it will take time for many of our suppliers to verify the origin of all of the Conflict Minerals supplied to us.

For our 2015 reasonable country of origin inquiry (“RCOI”), we reviewed our suppliers of direct materials, components and system-level products (collectively referred to as “Supplier Materials”). We generated internal reports analyzing all Supplier Material purchases for 2015 (“Total Supplier Spend”).  We then ranked each supplier based on the aggregate Total Supplier Spend.  We determined that suppliers with $50,000 or more in Total Supplier Spend accounted for 95% of Total Supplier Spend made by KVH during 2015, and determined that it would be reasonable to concentrate our RCOI efforts on this group of 70 suppliers. We refer to this group of suppliers as our “Primary Suppliers.”

We then elected to survey all our Primary Suppliers. For 2015, KVH did not exclude any suppliers based on the type of Supplier Materials sold to KVH. In taking this approach, the number of Primary Suppliers surveyed by KVH increased from 58 in 2014 to 70 in 2015.

In our 2015 RCOI, we surveyed our Primary Suppliers using the template circulated by KVH based upon the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) (the “Conflict Minerals Reporting Template”). KVH sent the Conflict Minerals Reporting Template to all 70 Primary Suppliers and received 70 responses, which represented 100% of our targeted supplier group. Of the 70 responses received by KVH, 10 indicated that the Conflict Minerals used in Supplier Materials supplied to KVH came from “conflict-free” sources and furnished a list of their verified smelters; 36 confirmed that no Conflict Minerals were used in the Supplier Materials supplied to KVH; and 24 indicated that they were unsure of the origin of the Conflict Minerals in the Supplier Materials that they supplied to us.

Consequently, we concluded that for 2015, as in 2013 and 2014, we still do not have sufficient information from our suppliers or other sources to determine with specificity the countries of origin of the Conflict Minerals used in our products or whether they are from recycled or scrap sources. Therefore, we cannot exclude the possibility that some of these Conflict Minerals may have originated in the Covered Countries and are not from recycled or scrap sources.

Section 2.  Due Diligence

KVH’s due diligence efforts related to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by KVH; (iii) for which the manufacture was completed during 2015; and (iv) for which KVH was unable to form the basis for a reasonable belief that none of the Conflict Minerals necessary to the functionality or production of those products originated in a Covered Country.  The products, which are hereinafter referred to collectively as the “Covered Products,” include KVH’s mobile satellite communications products and components, as well as guidance and stabilization products and components.

Section 2.1  Design of KVH’s Due Diligence Measures

KVH designed its due diligence measures to conform to the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”).

Section 2.2  Due Diligence Measures Performed by KVH

The due diligence processes followed by KVH are described below under sub-headings corresponding to the five-step framework of the OECD Guidance.

1.              Management Systems

We previously established and have maintained throughout 2015 internal processes for Conflict Minerals supply chain due diligence and reporting.  As part of that step, we implemented a Conflicts Minerals Policy Statement and related procedures to help support our supply chain due diligence efforts and communication processes designed to provide information, including our

Conflict Minerals Policy Statement, to our suppliers and to the public. In this regard, our supplier purchase contracts include terms and conditions and other contractual flow-downs requiring supplier cooperation and compliance with KVH’s due diligence efforts.  We also maintain a “Supplier Information” web page to facilitate supplier access to important documents, including but not limited to KVH’s Conflicts Minerals Policy Statement, Standard Terms and Conditions of Purchase and General Quality Clauses, each of which can be found on KVH’s “Supplier Information” page at http://www.kvh.com/suppliers.

For 2015, our efforts to identify smelters/refiners in our supply chain was facilitated through the use of due diligence tools created by the Conflict-Free Sourcing Initiative (“CFSI”) founded by EICC and GeSI for independent third-party audit information, including the Conflict Minerals Reporting Template. The information furnished by our Primary Suppliers was reviewed and analyzed by our internal team led by KVH’s Director of Global Supply Chain and retained within the company’s document retention system. The data obtained from our Primary Suppliers was vetted by our Global Supply Chain team and then used to generate a comprehensive list of all smelters/refiners that had been identified by our Primary Suppliers, which list was then cross-referenced against information from CFSI’s Conflict Free Smelter Program (“CFSP”) to help use identify the compliant smelters/refiners and origin of minerals processed.

2.              Assessment of Risk in the Supply Chain

In order to determine the origin of Conflict Minerals in the Covered Products:

•                  We sent letters to our Primary Suppliers, explaining the rule and referring the suppliers to online training materials and instructions, and solicited survey responses using the Conflict Minerals Reporting Template.

•                  We sent follow-up emails to the Primary Suppliers to remind them of the response requirement and deadline of September 30, 2015, covering Supplier Materials delivered through the reporting period January 1, 2015 to December 31, 2015.

•                  Having received responses from 40 of the 70 Primary Suppliers by the end of the third quarter of 2015, our Global Supply Chain team sent additional follow-up emails to all non-responsive Primary Suppliers on October 30, November 3, 25 and 30 and December 9, 2015.

•                  During the fourth quarter of 2015, we contacted all remaining non-responsive Primary Suppliers directly by telephone to inquire as to the expected completion date of the Conflict Minerals Reporting Template.

•                  By January 1, 2016, KVH had received responses from 65 of the 70 Primary Suppliers, and over the next 10 weeks, KVH’s Director of Global Supply Chain made weekly telephone calls to the remaining 5 Primary Suppliers, and, on March 4, 2016, KVH had received responses from all 70 of its Primary Suppliers.

•                  Having received responses from 100% of our Primary Suppliers, KVH then reviewed the responses in detail and followed up on any incomplete or ambiguous responses.

•                  KVH then compared the smelters/refiners identified by its Primary Suppliers against the list of facilities that have received a “conflict-free” designation from the CFSI’s CFSP, which designations provide country of origin and due diligence information on the Conflict Minerals sourced by such facilities.

•                  In cross-referencing the data we received from our Primary Suppliers against the information published by the CFSI, we were able to develop a risk-based approach designed to focus on the pool of Primary Suppliers that submitted incomplete data concerning their mineral sourcing, as these suppliers were deemed to constitute a higher risk.

3.              Strategies to Respond to Identified Risks

KVH’s due diligence efforts are an evolving process that we strive to improve by: (i) focusing on the reliability and quality of the information received from our Primary Suppliers; (ii) reviewing responses and following up on incomplete, inaccurate or ambiguous data; and (iii) maintaining internal processes designed to emphasize the importance of supplier cooperation and compliance with our Conflict Minerals Policy Statement through readily accessible policies and contractual flow-down clauses governing the business relationship, which not only provide us with leverage to promote compliance but also the flexibility needed to reassess and/or terminate certain relationships, as appropriate.

4.              Independent Third-Party Audits

As a result of KVH’s position in the supply chain, there are generally several tiers of suppliers between KVH and the smelters/refiners in our supply chain, and therefore we do not conduct or commission independent third-party audits of the smelters and refiners from which our Primary Suppliers source Conflict Minerals.  KVH has relied upon industry initiatives, including the CFSI, for independent third-party audit information.

5.              Reporting

With the preparation and submission of this Conflict Minerals Report, KVH has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals.  A copy of this report is available at http://www.kvh.com/secfilings.

Section 3.  Results of Due Diligence

The response rate among our Primary Suppliers in 2015 was 100%. Among the responses, some of our Primary Suppliers were unable to identify any of the smelters or refiners used in the Supplier Materials supplied to us and certain responses also included names of smelters or refiners that we believe may have been incomplete or misidentified. Such names have not been included among the list of smelters and refiners identified by our Primary Suppliers in Annex 1 below. In total, we identified approximately 258 smelters as potential sources of Conflict Minerals that were reported to be in the supply chain at some point during the 2015 calendar year. The table below presents the total number of identified smelters or refiners for each mineral and the corresponding percentage of each group that we have been able to verify as conflict-free according to information provided on the CFSI website.

Metal	Total Number of Identified Smelters for Each Metal	Identified Smelters or Refiners Verified as CFSP Conflict-Free
Gold	110	65%
Tantalum	39	92%
Tin	74	62%
Tungsten	35	60%

For the Conflict Minerals contained in the Covered Products, KVH’s due diligence efforts failed to clarify whether the Conflict Minerals contained in those products may have originated in a Covered Country or came from recycled or scrap sources. Furthermore, we were unable to validate that any of the smelters or refiners identified by our Primary Suppliers are actually in our supply chain. KVH has therefore concluded that we do not have sufficient information to determine with specificity the country of origin of all of the Conflict Minerals in our Covered Products or whether they are from recycled or scrap sources. However, based on the information received from our Primary Suppliers, KVH believes that the facilities that may have been used to process Conflict Minerals in our Covered Products include the smelters and refiners listed in Annex 1 below.

Section 4.  Future Steps to Improve Due Diligence

In order to improve our due diligence process and compliance efforts for 2016, KVH intends to:

•                  Continue to gather additional information which will assist us in determining whether the Conflict Minerals we utilize benefit armed groups contributing to human rights violations;

•                  Continue to collect and evaluate supplier responses and follow-up with those suppliers that we have deemed to be a higher risk due to incomplete or ambiguous responses; and

•                  Continue to review, and, if necessary, reassess supplier relationships based on information and resources provided by third-party conflict minerals audit programs such as the CFSI’s Conflict Free Smelter Program and other industry initiatives promoting responsible mineral sourcing practices.

KVH will continue to expect our suppliers to reasonably assure us that the minerals in the products they supply are conflict free.

Section 5.  Forward Looking Statements

This report includes forward-looking statements that involve risks and uncertainties, including for example statements regarding our due diligence processes with respect to Conflict Minerals. Forward-looking statements are not guarantees of future performance. KVH assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Annex 1

Metal	Smelter or Refiner Name	Country
Gold	Aida Chemical Industries Co. Ltd.*	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Minerção*	Brazil
Gold	Argor-Heraeus SA*	Switzerland
Gold	Asahi Pretec Corporation*	Japan
Gold	Asahi Refining Canada Limited*	Canada
Gold	Asahi Refining USA Inc.*	United States
Gold	Asaka Riken Co. Ltd.*	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG*	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Philippines
Gold	Bauer Walser AG	Germany
Gold	Boliden AB*	Sweden
Gold	C. Hafner GmbH + Co. KG*	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery — Glencore Canada Corporation*	Canada
Gold	Cendres + Métaux SA	Switzerland
Gold	Chimet S.p.A.*	Italy
Gold	China National Gold Group Corporation	China
Gold	Chugai Mining	Japan
Gold	Colt Refining	United States
Gold	Daejin Indus Co. Ltd.	Korea, Republic Of
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Korea, Republic Of
Gold	Doduco (a/k/a “doduco GmbH”)*	Germany
Gold	Dowa*	Japan
Gold	Eco-System Recycling Co., Ltd.*	Japan
Gold	Elemetal Refining, LLC*	United States
Gold	Faggi Enrico S.p.A.	Italy
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Heimerle + Meule GmbH*	Germany
Gold	Heraeus Ltd Hong Kong*	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG*	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hwasung CJ Co. Ltd	Korea, Republic Of

Metal	Smelter or Refiner Name	Country
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited*	China
Gold	Ishifuku Metal Industry Co., Ltd.*	Japan
Gold	Istanbul Gold Refinery*	Turkey
Gold	Japan Mint*	Japan
Gold	Jiangxi Copper Company Limited*	China
Gold	Johnson Matthey, Inc.	United States
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*	Russian Federation
Gold	JSC Uralelectromed*	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.*	Japan
Gold	Kazzinc, Ltd.*	Kazakhstan
Gold	Kennecott Utah Copper, LLC*	United States
Gold	Kojima Chemicals Co., Ltd*	Japan
Gold	Korea Metal Co. Ltd	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’ azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Company Limited	China
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China
Gold	LS-Nikko Copper, Inc.*	Korea, Republic Of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion*	United States
Gold	Matsuda Sangyo Co., Ltd.*	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.*	China
Gold	Metalor Technologies (Singapore) Pte. Ltd.*	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies SA*	Switzerland
Gold	Metalor USA Refining Corporation*	United States
Gold	Met-Mex Peñoles, S.A. (a/k/a “Metalúrgica Met-Mex Peñoles S.A. De C.V.”)*	Mexico
Gold	Mitsubishi Materials Corporation*	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.*	Japan
Gold	Moscow Special Alloys Processing Plant*	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., LTD.*	Japan
Gold	Ohura Precious Metal Industry Co., Ltd*	Japan
Gold	OJSC (OJSC Krastvetmet)*	Russian Federation
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	PAMP SA*	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals*	Russian Federation

Metal	Smelter or Refiner Name	Country
Gold	PT Aneka Tambang (Persero) Tbk*	Indonesia
Gold	PX Précinox SA*	Switzerland
Gold	Rand Refinery (Pty) Ltd*	South Africa
Gold	Republic Metals Corporation*	United States
Gold	Royal Canadian Mint*	Canada
Gold	Sabin Metal Corp.	United States
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SAMWON METALS Corp.	Korea, Republic Of
Gold	Schone Edelmetaal*	Netherlands
Gold	SEMPSA Joyeria Plateria SA*	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	Russian Federation
Gold	Solar Applied Materials Technology Corp.*	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.*	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.*	Japan
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co. Ltd*	China
Gold	Tokuhiri Honten Co., Ltd.*	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda*	Brazil
Gold	Umicore Precious Metals Thailand*	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining*	Belgium
Gold	United Precious Metal Refining Inc.*	United States
Gold	Valcambi SA*	Switzerland
Gold	Western Australian Mint trading as The Perth Mint*	Australia
Gold	Xstrata Canada Corporation	Canada
Gold	Yamamoto Precious Metal Co., Ltd.*	Japan
Gold	Yokohama Metal Co Ltd.*	Japan
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	China
Gold	Zijin Mining Group Co. Ltd.*	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	China
Tantalum	Duoluoshan*	China
Tantalum	Exotech Inc.*	United States
Tantalum	F&X Electro-Materials Ltd.*	China
Tantalum	Global Advanced Metals	United States
Tantalum	Global Advanced Metals Aizu*	Japan
Tantalum	Global Advanced Metals Boyertown*	United States

Metal	Smelter or Refiner Name	Country
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	China
Tantalum	H.C. Starck Co., Ltd.*	Thailand
Tantalum	H.C. Starck GmbH	Germany
Tantalum	H.C. Starck GmbH Goslar*	Germany
Tantalum	H.C. Starck GmbH Laufenburg*	Germany
Tantalum	H.C. Starck Hermsdorf GmbH*	Germany
Tantalum	H.C. Starck Inc.*	United States
Tantalum	H.C. Starck Ltd.*	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG*	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	China
Tantalum	Hi-Temp Specialty Metals, Inc.*	United States
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.*	China
Tantalum	Jiujiang Tanbre Co., Ltd.*	China
Tantalum	KEMET Blue Metals*	Mexico
Tantalum	KEMET Blue Powder*	United States
Tantalum	King-Tan Tantalum Industry Ltd*	China
Tantalum	LSM Brasil S.A.*	Brazil
Tantalum	Metallurgical Products India (Pvt.) Ltd.*	India
Tantalum	Mineração Taboca S.A.*	Brazil
Tantalum	Mitsui Mining & Smelting*	Japan
Tantalum	Molycorp Silmet A.S.*	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	China
Tantalum	Plansee SE Reutte*	Austria
Tantalum	QuantumClean*	United States
Tantalum	RFH Tantalum Smeltry Co., Ltd.*	China
Tantalum	Shanghai Jiangxi Metals Co. Ltd	China
Tantalum	Solikamsk Magnesium Works OAO*	Russian Federation
Tantalum	Taki Chemicals*	Japan
Tantalum	Telex Metals*	United States
Tantalum	Ulba (a/k/a “Ulba Metallurgical Plant JSC”)*	Kazakhstan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.*	China
Tantalum	Zhuzhou Cemented Carbide*	China
Tin	Alpha*	United States
Tin	AngloGold Ashanti Córrego do Sítio Minerção	Brazil
Tin	China Rare Metal Materials Company	China
Tin	China Tin Group Co., Ltd.*	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cookson	United States
Tin	Cooperativa Metalurgica de Rondônia Ltda.*	Brazil
Tin	CV Gita Pesona*	Indonesia

Metal	Smelter or Refiner Name	Country
Tin	CV JusTindo	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai*	Indonesia
Tin	CV United Smelting*	Indonesia
Tin	Dowa*	Japan
Tin	Elmet S.L.U. (Metallo Group)*	Spain
Tin	EM Vinto*	Bolivia
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Fenix Metals*	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Tin	Liuzhou China Tin	China
Tin	Magnu’s Minerais Metais e Ligas LTDA*	Brazil
Tin	Malaysia Smelting Corporation (MSC)*	Malaysia
Tin	Melt Metais e Ligas S/A*	Brazil
Tin	Metallic Resources, Inc.*	United States
Tin	Metallo-Chimique N.V.*	Belgium
Tin	Mineração Taboca S.A.*	Brazil
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Minsur*	Peru
Tin	Mitsubishi Materials Corporation*	Japan
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	Thailand
Tin	O.M. Manufacturing Philippines, Inc.*	Philippines
Tin	Operaciones Metalurgical S.A.*	Bolivia
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia
Tin	PT Babel Inti Perkasa*	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Bangka Tin Industry*	Indonesia
Tin	PT Belitung Industri Sejahtera*	Indonesia
Tin	PT BilliTin Makmur Lestari*	Indonesia
Tin	PT Bukit Timah*	Indonesia

Metal	Smelter or Refiner Name	Country
Tin	PT DS Jaya Abadi*	Indonesia
Tin	PT Eunindo Usaha Mandiri*	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT Inti Stania Prima*	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Mitra Stania Prima*	Indonesia
Tin	PT Panca Mega Persada*	Indonesia
Tin	PT Pelat Timah Nusantara Tbk	Indonesia
Tin	PT Prima Timah Utama*	Indonesia
Tin	PT Refined Bangka Tin*	Indonesia
Tin	PT Sariwiguna Binasentosa*	Indonesia
Tin	PT Seirama Tin Investment	Indonesia
Tin	PT Stanindo Inti Perkasa*	Indonesia
Tin	PT Sumber Jaya Indah*	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah (Persero) Tbk Mentok*	Indonesia
Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	PT Wahana Perkit Jaya*	Indonesia
Tin	Rui Da Hung*	Taiwan
Tin	Soft Metais Ltda.*	Brazil
Tin	Thaisarco*	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.*	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited*	China
Tin	Yunnan Tin Group (Holding) Company Limited	China
Tungsten	A.L.M.T. Corp. (a/k/a “A.L.M.T TUNGSTEN Corp.”)*	Japan
Tungsten	ATI Tungsten Materials	United States
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*	China
Tungsten	Ganxian Shirui New Material Co., Ltd.	China
Tungsten	Ganzhou Grand Sea W&Mo Group Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	China
Tungsten	Global Tungsten & Powders Corp.*	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	China
Tungsten	H.C. Starck GmbH*	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG*	Germany

Metal	Smelter or Refiner Name	Country
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.*	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	China
Tungsten	Hydrometallurg, JSC*	Russian Federation
Tungsten	Japan New Metals Co., Ltd.*	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	China
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Tungsten Industry Group Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	China
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC*	Viet Nam
Tungsten	Pobedit, JSC	Russian Federation
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	Viet Nam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.*	Viet Nam
Tungsten	Wolfram Bergbau und Hütten AG*	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co., Ltd.*	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*	China

*                                         Denotes smelters/ refiners that received a “conflict-free” designation from an independent third party audit program, as of May 27, 2016.